Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of NDX and SPX Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: The Nasdaq - 100 Index ® (ticker: “NDX”) and the S&P 500 ® Index (ticker: “SPX”) Pricing date: May 23, 2023 Valuation dates: Quarterly, beginning approximately one year after issuance Maturity date: May 26, 2028 Final barrier value: For each underlying, 80.00% of its initial underlying value Automatic early redemption: If on any valuation date the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 8.80% per annum CUSIP / ISIN: 17331HXV3 / US17331HXV31 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Payment at maturity (if not autocalled): • If the final underlying value of the worst performer on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is less than its initial underlying value but greater than or equal to its final barrier value: $1,000 • If the final underlying value of the worst performer is less than its final barrier value: $1,000 + ($1,000 п the underlying return of the worst performer on the final valuation date) If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing supplement: Preliminary Pricing Supplement dated May 15, 2023

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Interim Payment per Security If the closing value of the worst performer is not greater than or equal to the initial underlying value on any interim valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. Valuation Date on which the Closing Value of the Worst Performer Exceeds Initial Underlying Value Premium Hypothetical Redemption May 23, 2024 8.80% $1,088.00 August 23, 2024 11.00% $1,110.00 November 25, 2024 13.20% $1,132.00 February 24, 2025 15.40% $1,154.00 May 23, 2025 17.60% $1,176.00 August 25, 2025 19.80% $1,198.00 November 24, 2025 22.00% $1,220.00 February 23, 2026 24.20% $1,242.00 May 26, 2026 26.40% $1,264.00 August 24, 2026 28.60% $1,286.00 November 23, 2026 30.80% $1,308.00 February 23, 2027 33.00% $1,330.00 May 24, 2027 35.20% $1,352.00 August 23, 2027 37.40% $1,374.00 November 23, 2027 39.60% $1,396.00 February 23, 2028 41.80% $1,418.00 Hypothetical Worst Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% $1,440.00 50.00% $1,440.00 25.00% $1,440.00 0.00% $1,440.00 - 0.01% $1,000.00 - 20.00% $1,000.00 - 20.01% $799.90 - 25.00% $750.00 - 50.00% $500.00 - 75.00% $250.00 - 100.00% $0.00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performer on the final valuation date. If the final underlying value of the worst performer on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • The securities are subject to heightened risk because they have multiple underlyings. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will be subject to risks relating to the relationship between the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities may be automatically redeemed prior to maturity. • The securities offer downside exposure, but no upside exposure, to the underlyings. • The securities are particularly sensitive to the volatility of the closing values of the underlyings on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price . For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement . • The value of the securities prior to maturity will fluctuate based on many unpredictable factors . • The issuer and its affiliates may have conflicts of interest with you . • The U . S . federal tax consequences of an investment in the securities are unclear . T h e a bo v e s u mm a r y o f s e l e c t e d ri s k s do e s no t d e s c ri b e a l l o f t h e ri s k s a ss o c i a t e d w i t h a n i n v e s t m e n t i n t h e s e c u ri t i e s . Y o u s hou l d r e a d t h e a cc o m p a n y i n g p r e li m i n a r y p ri c i n g s upp l e m e n t a n d p r odu c t s upp l e m e n t fo r a m o r e c o m p l e t e d e s c ri p t i o n o f ri s k s r e l a t i n g t o t h e s e c u ri t i e s . Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in thos e registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.